Exhibit 3.1

BRAINSTORM CELL THERAPEUTICS INC.

AMENDMENT NO. 2

TO THE BYLAWS OF BRAINSTORM CELL THERAPEUTICS INC.

This Amendment No. 2 to the Bylaws, as amended by the Amendment No. 1 dated as of March 21, 2007 (as amended, the “Bylaws”) of Brainstorm Cell Therapeutics Inc., a Delaware corporation (the “Corporation”), is effective as of April 20, 2025.

ARTICLE I, SECTION 6 of the Bylaws entitled “Quorum of Stockholders” is hereby amended and restated in its entirety to read as follows:

SECTION 6. Quorum of Stockholders. Except as may be otherwise required by law or the certificate of incorporation, at any meeting of the stockholders, the holders of one-third (1/3) in interest of all stock issued and outstanding and entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum, but a smaller group may adjourn any meeting from time to time. When a quorum is present at any meeting, a majority of the stock represented thereat and entitled to vote shall, except where a larger vote is required by law, by the certificate of incorporation, or by these by-laws, decide any question brought before such meeting. Any election by stockholders shall be determined by a plurality of the vote cast by the stockholders entitled to vote at the election.

Except as specifically amended by this Amendment No. 2, the Bylaws remain unchanged and, as modified, continue in full force and effect.

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